Exhibit 99(a)

May 11, 2005

THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE
QUARTER AND SIX MONTHS ENDED APRIL 2, 2005

•	EPS for the second quarter increased 27% to $0.33 from $0.26 in the prior-year quarter, driven by growth at all operating segments led by Studio Entertainment.

     BURBANK, Calif. – The Walt Disney Company today reported earnings for the quarter and six months ended April 2, 2005.

     Diluted earnings per share for the second quarter increased 27% to $0.33, compared to $0.26 in the prior-year quarter.

     For the six-month period, diluted earnings per share were $0.68, up 15% versus the $0.59 recorded in the prior-year period.

     “It is very gratifying to see our company continue to achieve impressive growth. The second quarter’s strong results are the latest demonstration that, across the company, our management team continues to effectively execute on its strategic plans. As we anticipated, last year’s tremendous momentum has continued into 2005, bringing us well on the way toward another year of double-digit earnings growth for our shareholders,” observed Michael Eisner, Disney’s Chief Executive Officer.

     Robert Iger, President, Chief Operating Officer and CEO-elect remarked, “As we look back on the great performance of the first half of the year, we also look forward and consider how well poised The Walt Disney Company is for sustained long-term growth. Simply consider such current achievements as ABC’s ratings resurgence, the launch of the global celebration of Disneyland’s 50th anniversary, ESPN’s new deal with the NFL, the impressive theatrical performance of The Pacifier and the DVD performance of Disney/Pixar’s The Incredibles. These are just a few of the significant developments underway across the company that should help drive growth into the future and maintain Disney’s position as one of the preeminent providers of entertainment for families around the world.”

     Revenues, segment operating income, net income and diluted earnings per share amounts for the quarter and six months were as follows (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 2,	March 31,	%	April 2,	March	%
	2005	2004	Change	2005	31, 2004	Change
Revenues	$7,829	$7,189	9%	$16,495	$15,738	5%
Segment operating income	$1,282	$1,120	14%	$2,571	$2,391	8%
Net income	$698	$537	30%	$1,421	$1,225	16%
Diluted earnings per share	$0.33	$0.26	27%	$0.68	$0.59	15%

     EPS growth of 27% in the quarter was driven by increases in operating income in each segment, led by Studio Entertainment which was up 65% over the prior-year quarter. Current quarter earnings per share included a $61 million benefit ($38 million after-tax) on the restructuring of Euro Disney’s borrowings and a $32 million charge ($20 million after-tax)

to write down an investment. The six months also includes a $24 million benefit to net income from the resolution of certain income tax matters and restructuring and impairment charges totaling $24 million ($15 million after-tax) related to the sale of the Disney Store North America, of which $7 million was recorded in the second quarter.

Operating Results

Media Networks

     Media Networks revenues for the quarter increased 6% to $3.0 billion and segment operating income increased 3% to $725 million. See Table A for further detail of Media networks results.

     Segment operating income attributable to cable decreased by 1% to $671 million. Higher affiliate and advertising revenues in the current period exceeded increases in production, administrative and sales and marketing costs, but this benefit was partially offset by the absence of a $41 million benefit in the prior-year period from a bankruptcy settlement with a cable operator in Latin America. In addition, as a result of a number of recently negotiated contracts with cable and satellite operators, ESPN deferred $111 million of revenue until certain annual sports programming commitments are satisfied. We expect to satisfy the programming commitments and recognize the deferred revenue in the second half of the fiscal year with the majority of the revenues deferred for the year to be recognized in the fourth quarter. Increased affiliate revenue for the quarter was driven by contractual rate increases at ESPN and subscriber growth at both ESPN and Disney Channels. Increased advertising revenue was due to improvements at ESPN and ABC Family.

     Segment operating income attributable to broadcasting increased to $54 million versus $28 million in the prior year, primarily due to the impact of improved ratings and advertising rates on advertising revenues, along with lower programming costs at the ABC Television Network. These improvements were partially offset by higher advertising, promotion and administrative expenses.

Parks and Resorts

     Parks and Resorts revenues for the quarter increased 26% to $2.1 billion, while segment operating income increased 3% to $193 million. The consolidation of Euro Disney and Hong Kong Disneyland contributed $303 million of the increase in revenue and reduced operating income by $44 million. See tables C, D, E and F for the impact of consolidating Euro Disney and Hong Kong Disneyland.

     Excluding the consolidation impact, revenue grew $124 million, or 7%, and segment operating income increased $49 million, or 26%. The growth was primarily due to increases at Walt Disney World driven by higher guest spending and increased hotel occupancy.

     Increased guest spending at Walt Disney World reflected ticket price increases and fewer promotional offers driven by increased product demand reflecting the ongoing recovery in travel and tourism and the popularity of Disney as a travel destination. Higher occupancy at Walt Disney World was partially driven by the reopening of approximately one thousand rooms in the French Quarter portion of the Port Orleans hotel late in the second quarter of the prior year.

     Costs and expenses increased $422 million for the quarter, of which $347 million was due to the consolidation of Euro Disney and, to a lesser extent, Hong Kong Disneyland, which incurred approximately $13 million of pre-opening and other costs. The remaining increase of $75 million was driven by higher volume-related expenses and fixed charges and increased information technology expenses at Walt Disney World.

Studio Entertainment

     Studio Entertainment revenue for the quarter increased 5% to $2.3 billion and segment operating income increased 65% to $253 million.

     Higher segment operating income was primarily due to improvements in domestic home entertainment (home video) and lower production write-offs as well as increases in worldwide theatrical motion picture distribution, partially offset by declines in international home entertainment (home video). The increase in domestic home entertainment results reflected higher DVD sales of current quarter titles, including The Incredibles, as compared to the prior-year quarter, which included The Lion King 1 1/2 and Brother Bear. Worldwide theatrical motion picture distribution results reflected lower distribution costs due to the timing of film releases. Declines in international home entertainment results reflected lower overall unit sales as the prior-year quarter’s slate included Pirates of the Caribbean, The Lion King 1 1/2 and Disney/Pixar’s Finding Nemo while the current quarter included The Incredibles and Bambi.

Consumer Products

     Revenues for the quarter decreased 9% to $465 million and segment operating income increased 48% to $111 million.

     Operating income growth was due to higher licensing revenues and the absence of losses at the Disney Store North America, which was sold in mid-November 2004. Growth in merchandise licensing was primarily due to the recognition of contractual minimum guarantee revenue.

Corporate and Unallocated Shared Expenses

     Corporate and unallocated shared expenses increased 28% to $105 million. The increase was primarily due to reductions in litigation reserves in the prior year.

Net Interest Expense

     Net interest expense was as follows (in millions):

	Quarter Ended
	April 2,	March 31,
	2005	2004
Interest expense	$(141)	$(140)
Interest income and investment loss	(10)	(7)
Gain on restructuring of Euro Disney debt	61	—

Net interest expense	$(90)	$(147)

     Interest expense was essentially flat in the quarter as the benefit from lower average debt balances was offset by an increase of $15 million due to the consolidation of Euro Disney and Hong Kong Disneyland.

     Interest income and investment loss was a $10 million loss for the current quarter. The current quarter reflects a $32 million partial write-down of an investment in a company that licenses technology to our

MovieBeam venture. The prior-year quarter also included a $13 million write-down of another investment.

     The gain on the Euro Disney debt restructuring is discussed further below in the Euro Disney Financial Restructuring section.

Equity in the Income of Investees

     Income from equity investees, consisting primarily of A&E Television, Lifetime Television and E! Entertainment Television increased $36 million or 47% to $113 million for the quarter, primarily due to the absence of equity losses from Euro Disney which totaled $35 million in the prior-year quarter. Euro Disney was accounted for under the equity method in the prior-year quarter and is consolidated in the current-year period.

Borrowings

     Total borrowings and net borrowings are detailed below (in millions):

	April 2,	Sept. 30,
	2005	2004	Change
Current portion of borrowings	$1,523	$4,093	$(2,570)
Long-term borrowings	11,664	9,395	2,269

Total borrowings	13,187	13,488	(301)
Less: cash and cash equivalents	(1,941)	(2,042)	101

Net borrowings (1)	$11,246	$11,446	$(200)

(1)	Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows.

     Net borrowings at both April 2, 2005 and September 30, 2004 include approximately $2.5 billion for Euro Disney and Hong Kong Disneyland.

     The decrease in the current portion of borrowings is due to the reclassification of Euro Disney’s debt from short-term to long-term consistent with the terms of the restructuring as the debt is no longer subject to acceleration by the lenders.

Cash Flow

     Cash provided by operations and free cash flow for the six months ended April 2, 2005 are detailed below (in millions):

	Six Months Ended
	April 2,	March 31,
	2005	2004	Change
Cash provided by operations	$1,149	$2,504	$(1,355)
Investments in parks, resorts and other property	(773)	(468)	(305)

Free cash flow (1)	$376	$2,036	$(1,660)

(1)	Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     Free cash flow for the current six months totaled $376 million compared to $2.0 billion for the prior-year period due to lower cash provided by operations and increased investment spending. The decrease in cash provided by operations was driven by increased receivables due to the second quarter home video release of The Incredibles and the timing of payments for accounts payable, accrued expenses, income taxes and minority partner dividends. Additionally, investments were higher, due primarily to the consolidation of Hong Kong Disneyland where capital expenditures totaled $284 million.

     Investments in parks, resorts and other property by segment are as follows (in millions):

	Six Months Ended
	April 2,	March 31,
	2005	2004
Media Networks	$75	$75
Parks and Resorts:
Domestic	333	301
International (1)	314	—
Studio Entertainment	15	16
Consumer Products	3	6
Corporate and unallocated shared expenditures	33	70

	$773	$468

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s capital expenditures for the current six-month period. The Company began consolidating the results of operations and cash flows of these two entities beginning April 1, 2004.

Stock Repurchases

     During the quarter, the Company repurchased 15.1 million shares of Disney common stock for approximately $433 million. For the six months, the Company repurchased 15.5 million shares for approximately $444 million. As of April 2, 2005, the Company had authorization in place to repurchase approximately 300 million additional shares.

Reporting Period Change

     Effective with the beginning of fiscal 2005 and in connection with the completion of the Company’s implementation of new company-wide accounting systems in late fiscal 2004, the Company changed its reporting period from a calendar period end to a period end that coincides with the cut off of the Company’s accounting systems. The accounting systems cut off on the Saturday closest to the calendar quarter end. Accordingly, the second quarter of fiscal 2005 began on January 2, 2005 and ended on April 2, 2005, whereas the second quarter of the prior-year began on January 1, 2004, and ended on March 31, 2004, resulting in the same number of reporting days due to a leap year in the prior year. The change did not have a material impact on quarter-over-quarter earnings comparisons.

Euro Disney Financial Restructuring

     On February 23, 2005, Euro Disney completed an equity rights offering, and accordingly, the terms of the legal and financial restructuring became fully effective resulting in an increase in our effective ownership interest in Euro Disney’s operations to 51%. The restructuring plan provides for new financing as well as the restructuring of Euro Disney’s existing borrowings. Under relevant accounting rules, Euro Disney was required to adjust the book value of certain Euro Disney senior debt to fair value which resulted in a $61 million gain (primarily non-cash).

Non-GAAP Financial Metrics

     This earnings release presents net borrowings, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.

     Net borrowings – The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

     These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS

     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company’s control, including international, political, health concern, weather related and military developments, technological developments and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.

     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 under the heading “Factors that may affect forward-looking statements.”

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
	2005	2004	2005	2004
Revenues	$7,829	$7,189	$16,495	$15,738
Costs and expenses	(6,655)	(6,153)	(14,147)	(13,537)
Restructuring and impairment charges	(7)	(3)	(24)	(3)
Net interest expense	(90)	(147)	(230)	(295)
Equity in the income of investees	113	77	238	174

Income before income taxes and minority interests	1,190	963	2,332	2,077
Income taxes	(438)	(357)	(831)	(767)
Minority interests	(54)	(69)	(80)	(85)

Net income	$698	$537	$1,421	$1,225

Earnings Per Share:
Diluted (1)	$0.33	$0.26	$0.68	$0.59

Basic	$0.34	$0.26	$0.70	$0.60

Average number of common and common equivalent shares outstanding:
Diluted	2,114	2,110	2,109	2,104

Basic	2,044	2,048	2,043	2,047

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $6 million and $11 million for the quarter and six months ended April 2, 2005, respectively, and $5 million and $10 million for the quarter and six months ended March 31, 2004, respectively.

The Walt Disney Company
SEGMENT RESULTS
(unaudited, in millions)

	Quarter Ended			Six Months Ended
	April 2,	March 31,	%	April 2,	March 31,	%
	2005	2004	Change	2005	2004	Change

Revenues:
Media Networks	$3,008	$2,846	6%	$6,469	$5,960	9%
Parks and Resorts	2,096	1,669	26%	4,214	3,300	28%
Studio Entertainment	2,260	2,162	5%	4,622	5,126	(10)%
Consumer Products	465	512	(9)%	1,190	1,352	(12)%

	$7,829	$7,189	9%	$16,495	$15,738	5%

Segment operating income:
Media Networks	$725	$704	3%	$1,192	$1,048	14%
Parks and Resorts	193	188	3%	451	420	7%
Studio Entertainment	253	153	65%	586	611	(4)%
Consumer Products	111	75	48%	342	312	10%

	$1,282	$1,120	14%	$2,571	$2,391	8%

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes and minority interests is as follows:

	Quarter Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
	2005	2004	2005	2004
Segment operating income	$1,282	$1,120	$2,571	$2,391
Corporate and unallocated shared expenses	(105)	(82)	(218)	(185)
Amortization of intangible assets	(3)	(2)	(5)	(5)
Restructuring and impairment charges	(7)	(3)	(24)	(3)
Net interest expense	(90)	(147)	(230)	(295)
Equity in the income of investees	113	77	238	174

Income before income taxes and minority interests	$1,190	$963	$2,332	$2,077

     Depreciation expense is as follows:

	Quarter Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
	2005	2004	2005	2004
Media Networks	$44	$42	$87	$84
Parks and Resorts
Domestic	186	181	372	358
International (1)	50	—	100	—
Studio Entertainment	9	6	14	10
Consumer Products	7	13	13	26

Segment depreciation expense	296	242	586	478
Corporate	31	37	65	74

Total depreciation expense	$327	$279	$651	$552

(1) Represents 100% of Euro Disney and Hong Kong Disneyland’s depreciation expense for the current year periods. The Company began consolidating the results of operations and cash flows of these two entities beginning April 1, 2004.

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

The Walt Disney Company
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	April 2,	September 30,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,941	$2,042
Receivables	5,354	4,558
Inventories	665	775
Television costs	731	484
Deferred income taxes	772	772
Other current assets	719	738

Total current assets	10,182	9,369
Film and television costs	6,077	5,938
Investments	1,356	1,292
Parks, resorts and other property, at cost
Attractions, buildings and equipment	25,642	25,168
Accumulated depreciation	(12,314)	(11,665)

	13,328	13,503
Projects in progress	2,331	1,852
Land	1,137	1,127

	16,796	16,482
Intangible assets, net	2,807	2,815
Goodwill	16,966	16,966
Other assets	863	1,040

	$55,047	$53,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$5,261	$5,623
Current portion of borrowings	1,523	4,093
Unearned royalties and other advances	1,812	1,343

Total current liabilities	8,596	11,059
Borrowings	11,664	9,395
Deferred income taxes	3,036	2,950
Other long-term liabilities	3,707	3,619
Minority interests	1,081	798
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock
Common stock – Disney, $.01 par value Authorized – 3.6 billion shares, Issued – 2.2 billion shares at April 2, 2005 and 2.1 billion shares at September 30, 2004	12,822	12,447
Common stock – Internet Group, $.01 par value Authorized – 1.0 billion shares, Issued – none	—	—
Retained earnings	16,663	15,732
Accumulated other comprehensive loss	(216)	(236)

	29,269	27,943
Treasury stock, at cost, 117.1 million shares at April 2, 2005 and 101.6 million shares at September 30, 2004	(2,306)	(1,862)

	26,963	26,081

	$55,047	$53,902

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended
	April 2,	March 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$1,421	$1,225

Depreciation	651	552
Deferred income taxes	108	199
Equity in the income of investees	(238)	(174)
Cash distributions received from equity investees	157	175
Minority interests	80	85
Amortization of film and television production costs	1,476	1,468
Film and television production spending	(1,280)	(1,225)
Non current television programming costs	(22)	(51)
Changes in noncurrent assets and liabilities, and other	(110)	250

	822	1,279

Changes in working capital
Receivables	(667)	(170)
Inventories	(12)	10
Other current assets	(78)	(135)
Accounts payable and other accrued liabilities	66	325
Income taxes	(156)	156
Television programming costs	(247)	(186)

	(1,094)	—

Cash provided by operations	1,149	2,504

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(773)	(468)
Working capital proceeds from the Disney Store North America sale	100	—
Other	(16)	39

Cash used by investing activities	(689)	(429)

FINANCING ACTIVITIES
Borrowings	141	—
Reduction of borrowings	(1,643)	(1,117)
Commercial paper borrowings, net	1,359	622
Dividends	(490)	(430)
Repurchases of common stock	(444)	—
Euro Disney equity offering	171	—
Equity partner contributions	60	—
Exercise of stock options and other	285	141

Cash used by financing activities	(561)	(784)

(Decrease) increase in cash and cash equivalents	(101)	1,291
Cash and cash equivalents, beginning of period	2,042	1,857

Cash and cash equivalents, end of period	$1,941	$3,148

Table A

MEDIA NETWORKS
(unaudited, in millions)

	Quarter Ended
	April 2,	March 31,
	2005	2004	% Change
Revenues:
Cable Networks	$1,622	$1,508	8%
Broadcasting	1,386	1,338	4%

	$3,008	$2,846	6%

Segment operating income:
Cable Networks	$671	$676	(1)%
Broadcasting	54	28	93%

	$725	$704	3%

Depreciation expense:
Cable Networks	$20	$17	18%
Broadcasting	24	25	(4)%

	$44	$42	5%

	Six Months Ended
	April 2,	March 31,
	2005	2004	% Change
Revenues:
Cable Networks	$3,429	$3,068	12%
Broadcasting	3,040	2,892	5%

	$6,469	$5,960	9%

Segment operating income:
Cable Networks	$998	$872	14%
Broadcasting	194	176	10%

	$1,192	$1,048	14%

Depreciation expense:
Cable Networks	$37	$34	9%
Broadcasting	50	50	nm

	$87	$84	4%

Table B

     The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

	Quarter Ended		Six Months Ended
	April 2,	March 31,	April 2,	March 31,
(unaudited; in millions, except per share data)	2005	2004	2005	2004
Net income:
As reported	$698	$537	$1,421	$1,225
Pro forma after option expense	657	473	1,343	1,104
Diluted earnings per share:
As reported	0.33	0.26	0.68	0.59
Pro forma after option expense	0.31	0.23	0.64	0.53

     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

     Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company’s convertible senior notes. The dilution from employee options increases as the Company’s share price increases, as shown below:

				Percentage of
Average	Total	Incremental		Average	Hypothetical
Disney	In-the-Money	Diluted		Shares	Q2 2005
Share Price	Options	Shares (1)		Outstanding	EPS Impact (3)

$ 28.43	162 mil	—	(2)	—	$0.000

30.00	168 mil	5	mil	0.24%	(0.001)
40.00	227 mil	33	mil	1.56%	(0.005)
50.00	235 mil	52	mil	2.46%	(0.008)

(1)	Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

(2)	Fully diluted shares outstanding for the quarter ended April 2, 2005 total 2,114 million and include the dilutive impact of in-the-money options at the average share price for the period of $28.43 and assume conversion of the convertible senior notes. At the average share price of $28.43, the dilutive impact of in-the-money options was 25 million shares for the quarter.

(3)	Based upon Q2 2005 earnings of $698 million or $0.33 diluted earnings per share.

Table C

The Walt Disney Company
CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
(unaudited, in millions)

     The following supplemental worksheet presents the condensed consolidating income statement of the Company for the quarter and six months ended April 2, 2005, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland.

	Before Euro
	Disney and
	Hong Kong	Euro Disney, Hong
	Disneyland	Kong Disneyland and
Quarter Ended April 2, 2005	Consolidation	Adjustments	Total
Revenues	$7,526	$303	$7,829
Cost and expenses	(6,308)	(347)	(6,655)
Restructuring and impairment charges	(7)	—	(7)
Net interest expense	(136)	46	(90)
Equity in the income of investees	127	(14)	113

Income before income taxes and minority interests	1,202	(12)	1,190
Income taxes	(437)	(1)	(438)
Minority interests	(67)	13	(54)

Net income	$698	$—	$698

	Before Euro
	Disney and
	Hong Kong	Euro Disney, Hong
	Disneyland	Kong Disneyland and
Six Months Ended April 2, 2005	Consolidation	Adjustments	Total
Revenues	$15,823	$672	$16,495
Cost and expenses	(13,425)	(722)	(14,147)
Restructuring and impairment charges	(24)	—	(24)
Net interest expense	(256)	26	(230)
Equity in the income of investees	231	7	238

Income before income taxes and minority interests	2,349	(17)	2,332
Income taxes	(831)	—	(831)
Minority interests	(97)	17	(80)

Net income	$1,421	$—	$1,421

Table D

The Walt Disney Company
CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
(unaudited, in millions)

     This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of April 2, 2005.

	Before Euro	Euro Disney,
	Disney and	Hong Kong
	Hong Kong	Disneyland
	Disneyland	and
	Consolidation	Adjustments	Total
Cash and cash equivalents	$1,530	$411	$1,941
Other current assets	8,013	228	8,241

Total current assets	9,543	639	10,182
Investments	2,169	(813)	1,356
Fixed assets	12,467	4,329	16,796
Intangible assets	2,807	—	2,807
Goodwill	16,966	—	16,966
Other assets	6,926	14	6,940

Total assets	$50,878	$4,169	$55,047

Current portion of borrowings	$1,523	$—	$1,523
Other current liabilities	6,573	500	7,073

Total current liabilities	8,096	500	8,596
Borrowings	8,800	2,864	11,664
Deferred income taxes	3,036	—	3,036
Other long term liabilities	3,570	137	3,707
Minority interests	413	668	1,081
Shareholders’ equity	26,963	—	26,963

Total liabilities and shareholders’ equity	$50,878	$4,169	$55,047

Table E

The Walt Disney Company
CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
(unaudited, in millions)

     The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the six months ended April 2, 2005, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland.

	Before Euro	Euro Disney,
	Disney and	Hong Kong
	Hong Kong	Disneyland
	Disneyland	and
	Consolidation	Adjustments	Total
Cash provided (used) by operations	$1,195	$(46)	$1,149
Investments in parks, resorts and other property	(459)	(314)	(773)

Free cash flow	736	(360)	376
Other investing activities	(18)	102	84
Cash (used) provided by financing activities	(918)	357	(561)

(Decrease) increase in cash and cash equivalents	(200)	99	(101)
Cash and cash equivalents, beginning of period	1,730	312	2,042

Cash and cash equivalents, end of period	$1,530	$411	$1,941

Table F

The Walt Disney Company
QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
Fiscal Year 2004
(unaudited; in millions, except per share data)

     This supplemental worksheet presents quarterly and year-to-date operating results for fiscal 2004 as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of the fiscal year.

	Three	Three	Three	Three
	Months	Months	Months	Months	Year
	Ended	Ended	Ended	Ended	Ended
	Dec 31, 2003	Mar 31, 2004	June 30, 2004	Sept 30, 2004	Sept 30, 2004
Revenues:
Media Networks	$3,114	$2,846	$2,931	$2,887	$11,778
Parks and Resorts	1,944	1,940	2,288	2,162	8,334
Studio Entertainment	2,964	2,162	1,711	1,876	8,713
Consumer Products	840	512	541	618	2,511

	$8,862	$7,460	$7,471	$7,543	$31,336

Segment operating income:
Media Networks	$344	$704	$673	$448	$2,169
Parks and Resorts	241	145	421	282	1,089
Studio Entertainment	458	153	28	23	662
Consumer Products	237	75	76	146	534

	1,280	1,077	1,198	899	4,454
Corporate and unallocated shared expenses	(103)	(82)	(99)	(144)	(428)
Amortization of intangible assets	(3)	(2)	(3)	(4)	(12)
Restructuring and impairment charges	—	(3)	(56)	(5)	(64)
Net interest expense	(181)	(173)	(151)	(171)	(676)
Equity in the income of investees	108	112	126	72	418

Income before income taxes and minority interests	1,101	929	1,015	647	3,692
Income taxes	(410)	(357)	(365)	(65)	(1,197)
Minority interests	(3)	(35)	(46)	(66)	(150)

Net income	$688	$537	$604	$516	$2,345

Earnings per share:
Diluted (1)	$0.33	$0.26	$0.29	$0.25	$1.12

Basic	$0.34	$0.26	$0.29	$0.25	$1.14

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million, $5 million, $5 million, $6 million and $21 million for the first quarter, second quarter, third quarter, fourth quarter and the year, respectively.